CERTIFICATE OF AMENDMENT TO THE CERTIFICATE
 OF INCORPORATION OF INNOVATIVE PRODUCT OPPORTUNITIES, INC.

Innovative Product Opportunities, Inc. filed a Certificate of
Incorporation with the Secretary of State of Delaware on April 3, 2009, and a Certificate of Designation on August 6, 2013. Following is an amendment to the Certificate of Incorporation:

It is hereby certified that:

  1. The name of the corporation (the "Corporation") is Innovative Product Opportunities, Inc.

2. The Certificate of Incorporation is hereby amended by replacing Article FOURTH to read:
"FOURTH:   The total number of shares of stock which the corporation shall have authority to issue is: three billion and one million (3,001,000,000) shares, consisting of a class of three billion (3,000,000,000) shares of Common Stock, par value of $0.0001 per share and a class of one million
(1 ,000,000) shares of Preferred Stock, par value of $0.001 per share.

The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series.

The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of
shares that will comprise each series.    For each series, the Board of
Directors shall determine, by resolution or resolutions adopted prior to the issuance of any share thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate and manner of payment of dividends, if any;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted or exchanged; (f) Voting rights, if any; and

(g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted, by the General Corporation Law of the State of Delaware.

3. That thereafter, pursuant to resolution of Its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

4. This Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware,

In Witness Whereof, Said corporation has caused this certificate to be signed this 8th day of August, 2013

By: /s/ Doug Clark
 	Title: Chief Executive Officer and Chairman of the Board
Name: Doug Clark